UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 14, 2005

OCCULOGIX, INC.
(Exact name of Registrant as specified in its Charter)

Delaware (State or other Jurisdiction of Incorporation)	000 51030 (Commission File Number)	59-343-4771 (IRS Employer Identification No.)

2600 Skymark Avenue, Unit 9, Suite 201
Mississauga, Ontario L4W 5B2
(Address of principal executive offices)

Registrant’s telephone number, including area code: (905) 602-0887

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement

On December 14, 2005, OccuLogix, Inc. (the “Company”) announced that its board of directors approved accelerating the vesting of unvested stock options granted prior to December 31, 2004 to employees, officers and directors. The board of directors of the Company believes that it is in the best interest of shareholders as it will reduce the Company’s reported compensation expense in future periods.

As a result of the vesting acceleration, options to purchase 438,561 shares of the Company’s common stock became exercisable immediately, including 332,916 held by executive officers, 48,957 held by non-employee directors and 56,686 held by other employees. These accelerated stock options represent approximately 30% of the total employee stock options of the Company that would not have been vested at December 31, 2005. Based upon the closing stock price on NASDAQ on December 14, 2005 of $7.15, 98% of the accelerated options do not have economic value currently.

As a result of the vesting acceleration, the Company is not expected to be required to recognize anticipated stock option expense of approximately $1,500,000 in 2006 and $1,500,000 in 2007. The Company will report the impact of the acceleration as a fourth quarter event and in its 2005 financial statements by way of pro forma footnote disclosure, as permitted under the transition guidance provided by the Financial Accounting Standards Board.

ITEM 9.01 Financial Statements and Exhibits

(d) Exhibits

99.1 Press Release of OccuLogix, Inc. dated December 14, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

OCCULOGIX, INC.

Date: December 16, 2005	By:	/s/ John Y. Caloz

John Y. Caloz Chief Financial Officer